                                                                    EXHIBIT 99.1

PRESS RELEASE                                                     TRADED:  NYSE
FOR IMMEDIATE RELEASE                                              SYMBOL:  ELK


FOR FURTHER INFORMATION:

Harold R. Beattie, Jr.
Sr. Vice President, Chief Financial Officer and Treasurer
(972) 851-0523


           ELCOR CORPORATION REPORTS SHARPLY HIGHER PRELIMINARY FOURTH
                   QUARTER AND FISCAL 2002 OPERATING RESULTS;
               ELCOR CORPORATION ANNOUNCES NAME CHANGE TO ELKCORP;
          ELK ROOFING ANNOUNCES A MAJOR EXPANSION OF ITS TUSCALOOSA, AL
                                  ROOFING PLANT


DALLAS, TEXAS, August 14, 2002 . . . . Elcor Corporation reported today that, subject to the effect of a potential change in its accounting for certain employee stock options, unaudited earnings for the three months ending June 30, 2002 more than tripled to $6.4 million, or $0.32 per diluted share, and unaudited earnings for the full fiscal year ending June 30, 2002 more than doubled to $19.0 million, or $0.97 per diluted share.

In connection with its audit of Elcor's fiscal 2002 financial statements, PricewaterhouseCoopers identified a potential technical issue regarding the accounting for certain employee stock options. Excluding the final determination of this issue, Elcor does not expect any further adjustments resulting from the conclusion of the audit. The currently unresolved issue concerning employee stock option accounting could result in a noncash compensation charge that would reduce net income for the three months and fiscal year ending June 30, 2002 by $2.6 million, or $0.13 per share, and $3.5 million, or $0.18 per share, respectively. However, in this case, net income during the first quarter of fiscal 2003 would also be increased by an amount approximating the full fiscal year 2002 reduction. The cumulative potential impact on net income for all affected periods would not be material.

Elcor also said that it plans to change its legal corporate name from Elcor Corporation to ElkCorp, effective September 1, 2002, to better identify itself with the well-known Elk brand name of its principal building products subsidiaries. Stock certificates previously issued in the name of Elcor Corporation will continue to represent the same number of shares of ElkCorp and the company's ticker symbol will remain ELK. The company does

PRESS RELEASE
Elcor Corporation
August 14, 2002
Page 2



not plan to issue new stock certificates to existing stockholders in connection with the name change.

At the same time, Elcor's Elk roofing unit announced a two-year, $77 million, capacity expansion of its Tuscaloosa, Alabama roofing plant designed to triple the manufacturing capacity of the facility.

CONSOLIDATED OPERATING RESULTS

Prior to any potential change in Elcor's accounting for certain employee stock options, unaudited consolidated net income for the three months ending June 30, 2002 more than tripled to $6.4 million, or $0.32 per diluted share, compared to $1.9 million, or $0.10 per diluted share, in the year-ago quarter. Consolidated sales during the fourth quarter ending June 30, 2002 increased 21% to $131.0 million, from $108.4 million in the same quarter last year.

Prior to any potential change in Elcor's accounting for certain employee stock options, unaudited consolidated net income for the fiscal year ending June 30, 2002 more than doubled to $19.0 million, or $0.97 per diluted share, compared to $8.8 million, or $0.45 per diluted share, in the prior fiscal year. Consolidated full year sales increased 34% to $506.5 million, from $379.2 million in the prior fiscal year.

POTENTIAL CHANGE IN ACCOUNTING FOR EMPLOYEE STOCK OPTIONS

In prior periods, Elcor followed the "fixed" method of accounting for employee stock options under APB No. 25, and related interpretations, and the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation expense was recorded in prior periods with respect to the company's stock option plan.

Elcor's 1998 Incentive Stock Option Plan contains a cashless exercise provision that permits an optionee to relinquish vested options to Elcor in exchange for Elcor common shares having a current market value equal to the net exercised market value of the relinquished options. Under APB No. 25, the aforementioned cashless relinquishment feature can potentially cause options issued under the 1998 Plan to be considered stock appreciation rights ("SAR's") in substance, if not in form, unless past experience and economic incentives indicate that optionees are more likely to exercise, rather than relinquish, the options. Under APB No. 25, SAR's are accounted for using the "variable" method of accounting whereby income is charged (or credited) during each accounting period to reflect any excess of the market value of shares underlying vested SAR's, over the exercise price of vested SAR's.



                                                                           /more


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PRESS RELEASE
Elcor Corporation
August 14, 2002
Page 3


It was never Elcor's intention to issue SAR's under the 1998 Plan. Prior to March 2002, no optionee ever utilized the cashless relinquishment alternative, and a total of only three optionees, none being executive officers of Elcor, have ever utilized this exercise alternative. With the concurrence of its prior auditor, Elcor believed that its prior use of "fixed" accounting for options outstanding under the 1998 Plan was appropriate. Elcor, in consultation with its new auditor, PricewaterhouseCoopers, has not yet come to a final conclusion as to whether "fixed" or "variable" option accounting is more appropriate.

Based upon Elcor's share price on August 13, 2002, the retroactive application of "variable" option accounting would not have a material effect on Elcor's cumulative net income since adoption of the 1998 Plan. However, the use of "variable" option accounting would decrease Elcor's after-tax income for the quarter, and full fiscal year ending June 30, 2002, by about $2.6 million and $3.5 million, respectively, as Elcor's share price increased significantly during fiscal 2002. The potential impact of "variable" option accounting on each full fiscal year preceding fiscal 2002 is not material; however, share price volatility would cause a difference (some positive, some negative) in individual fiscal quarters.

In keeping with Elcor's original intent, on August 13, 2002, the Compensation Committee of Elcor's Board of Directors terminated the availability of the relinquishment exercise option under the 1998 Plan. If "variable" option accounting were utilized, Elcor would expect to recognize after-tax income of about $3.5 million, during the first quarter of fiscal 2003, in order to record the decline in Elcor's share price from fiscal year-end 2002 through August 13, 2002. Thereafter, Elcor would again utilize the "fixed" method of stock option accounting.

SEGMENT OPERATING RESULTS

The activities of Elcor's operating subsidiaries have been realigned under two business segments: Elk Premium Building Products (Roofing and Performance Nonwoven Fabrics) and the Elk Technologies Group (Cybershield, Chromium, Ortloff and newly formed Elk Technologies). Cybershield's relative contribution to consolidated sales no longer meets the threshold that previously qualified it for separate business segment reporting.

Fourth quarter sales for Elk Premium Building Products rose 22%, to $120.1 million, from $98.6 million in the year-ago quarter. Operating profit doubled to $14.6 million, from $7.3 million in the same quarter last year. Operating profit growth significantly exceeded sales growth during the quarter, primarily as a result of lower unit manufacturing costs. Elk operated its roofing plants at near-design capacity during the quarter, compared to an



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PRESS RELEASE
Elcor Corporation
August 14, 2002
Page 4


operating rate of about 77% in the year-ago quarter and about 90% for full fiscal 2002. During the quarter, average shingle product prices increased 4.5% from the year-ago quarter and 3.9% from the March 2002 quarter. However, average unit sales declined marginally as a result of a relatively higher sales mix of lower-priced shingle product categories. Asphalt costs during the quarter increased approximately $5 per ton from the year-ago quarter and $20 per ton from the March 2002 quarter. Higher asphalt costs were not fully recovered through higher product prices as a result of the change in sales mix.

Combined fourth quarter sales for the Elk Technologies Group totaled $10.9 million, compared to $9.8 million in the year-ago quarter. Combined operating profit was $0.4 million, compared to a $0.4 million operating loss in the same quarter last year. Significantly higher international license and consulting fees at Ortloff resulted in a $2.1 million operating profit during the quarter, which more than offset operating losses of $1.3 million and $0.4 million at Cybershield and Chromium, respectively. Lower than previously anticipated cellular handset volumes and continuing costs related to the closure of Cybershield's Canton, Georgia plant resulted in Cybershield's loss. Chromium's loss resulted from a sharp decline in railroad purchases during the quarter.

TUSCALOOSA ROOFING PLANT EXPANSION

Elk plans to invest approximately $77 million to construct a second shingle manufacturing line at its Tuscaloosa roofing plant and install certain infrastructure and material handling improvements designed to enhance the overall efficiency of the expanded facility. Approximately $35 million of this investment will be expended in fiscal 2003 and the remainder in fiscal 2004. The Tuscaloosa facility is currently Elk's oldest and smallest manufacturing facility. The expansion is designed to increase Tuscaloosa's total annual manufacturing capacity by about 4 million squares. A "square" is the common industry measure of unit shingle quantities and represents 100 square feet of installed shingles on a roof.

Richard A. Nowak, Elcor's President and Chief Operating Officer, said, "We have determined that Elk will require additional manufacturing capacity by the beginning of our fiscal 2005 to meet forecasted demand. After careful analysis, we believe that an expansion of Elk's Tuscaloosa, Alabama roofing plant will provide the most cost effective and geographically strategic solution to serve the growing requirements of our customers. We do not anticipate any material disruption of ongoing manufacturing operations at the Tuscaloosa plant during the construction period," he concluded.

PRESS RELEASE
Elcor Corporation
August 14, 2002
Page 5


OUTLOOK

Thomas D. Karol, Elcor's Chairman of the Board and Chief Executive Officer, said, "Overall, we are very proud of our fiscal year 2002 accomplishments and believe that we are very well positioned to produce continued earnings growth in fiscal 2003.

"We believe that growth in laminated asphalt shingle shipments will likely slow somewhat in fiscal 2003 from the very high levels we enjoyed in fiscal 2002. We currently expect fiscal 2003 sales growth of about 10%-12% in our building products business. However, we believe that operating profits will grow significantly faster than sales as unit production costs will continue to decline as we move closer to selling out our in-place manufacturing capacity. Operating profit margins in our building products segment will also reflect the potential impact of changing raw material costs, product pricing and sales mix. We begin fiscal 2003 with existing pressure on each of these variables; however, we believe that we have the organization in place to successfully manage the controllable factors.

"Fiscal 2003 is a year of transition for both Cybershield and Chromium. Both of their respective markets are under pressure, and both must diversify their revenue sources into new markets in order to realize success. At both, management believes the organizations and strategies are in place to accomplish the task.

"Cybershield should see significantly lower sales as a result of an exodus of U.S. and Latin American cellular handset production to Asia. In response, Cybershield has further reduced its costs beyond the savings realized from the Canton plant closure. Cybershield has also formed marketing partnerships with key supply chain partners and is developing a network of manufacturers' representatives to augment its internal sales force. These strategic moves should hasten the process of diversifying Cybershield's revenue sources. Commercialization of the EXACT(TM) metalization technology is also a key factor for generating new sales. We anticipate diminishing quarterly losses as fiscal 2003 progresses.

"Chromium is beginning to see good market reaction to its new wear plate and tile products utilizing Chromium's proprietary Crodon(R) hard chrome finish. These products are designed to extend the service life of steel machinery components operating in abrasive environments and have applications in a wide variety of industries. Chromium is targeting 30% of its sales from these products by the end of fiscal 2003. We anticipate that Chromium will be profitable during fiscal 2003.

 "We have formed a new subsidiary, Elk Technologies, Inc., to develop and market fabrics featuring Elk's VersaShield(R) fire retardant coatings for use outside of traditional building products applications. Current areas of emphasis include mattresses,

PRESS RELEASE
Elcor Corporation
August 14, 2002
Page 6


upholstered furniture, curtains and bed clothing. While these activities have not produced commercial sales to date, we believe that potentially significant demand for products utilizing this technology could result from trends toward more stringent flammability requirements for mattresses and upholstered furniture. We plan to generate revenue from these products in fiscal 2003.

"During the past year, Ortloff was successful in marketing its technology for use in new international natural gas development projects. Our outlook for 2003 is for Ortloff's continued success, primarily in international projects.

"Exclusive of any potential positive impact from the option issue discussed herein, we currently anticipate earnings of $0.28-$0.33 per share during our first fiscal quarter ending September 30, 2002, and $1.30-$1.45 per share for the full fiscal year ending June 30, 2003. Our first quarter outlook reflects stubbornly high asphalt costs, possible pressure on product pricing and a workers compensation injury that will reduce earnings by about $.01 during the quarter. If asphalt costs remain at currently high levels, we will likely require improvement in product pricing and/or sales mix to attain the upper end of our full year earnings range," he concluded.

CONFERENCE CALL

Elcor will host a conference call tomorrow, Thursday, August 15, 2002, at 11:00 a.m. Eastern time (10:00 a.m. Central time). The conference call will be broadcast live over the Internet. Interested parties can access the conference call through the Elcor Website at www.elcor.com (Investor Relations / Calls & Presentations) or by visiting www.prnewswire.com.

SAFE HARBOR PROVISIONS

In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "outlook," "believe," "estimate," "potential," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, Elcor's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in

PRESS RELEASE
Elcor Corporation
August 14, 2002
Page 7

economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, as well as the other risks detailed herein and in the company's reports filed with the Securities and Exchange Commission, including but not limited to its Form 10-K for the fiscal year ending June 30, 2001, and subsequent Forms 8-K and 10-Q.

                                    --------

Elcor, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated sales) and provides technologically advanced products and services to other industries. Each of Elcor's principal operating subsidiaries is the leader or one of the leaders within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK).

PRESS RELEASE
Elcor Corporation
August 14, 2002
Page 8

CONDENSED RESULTS OF OPERATIONS
($ in thousands)


                                                          Unaudited                            Unaudited
                                                      Three Months Ended                    Fiscal Year Ended
                                                           June 30,                             June 30,
                                                     2002              2001              2002              2001
                                                ---------------   ---------------   ---------------   ---------------

SALES                                           $       131,004   $       108,410   $       506,526   $       379,156
                                                ---------------   ---------------   ---------------   ---------------

COSTS AND EXPENSES:
       Cost of sales                                    103,821            91,506           410,277           313,605
       Selling, general & administrative                 15,167            12,545            59,391            48,197
       Interest expense and other, net                    1,614             1,360             6,087             3,391
                                                ---------------   ---------------   ---------------   ---------------

Total Costs and Expenses                                120,602           105,411           475,755           365,193
                                                ---------------   ---------------   ---------------   ---------------

INCOME BEFORE INCOME TAXES                               10,402             2,999            30,771            13,963

Provision for income taxes                                4,039             1,123            11,756             5,201
                                                ---------------   ---------------   ---------------   ---------------

NET INCOME                                      $         6,363   $         1,876   $        19,015   $         8,762
                                                ===============   ===============   ===============   ===============

INCOME PER COMMON SHARE-BASIC                   $          0.33   $          0.10   $          0.98   $          0.45
                                                ===============   ===============   ===============   ===============

INCOME PER COMMON SHARE-DILUTED                 $          0.32   $          0.10   $          0.97   $          0.45
                                                ===============   ===============   ===============   ===============

AVERAGE COMMON SHARES OUTSTANDING
    Basic                                                19,412            19,229            19,311            19,322
                                                ===============   ===============   ===============   ===============

    Diluted                                              19,808            19,390            19,657            19,493
                                                ===============   ===============   ===============   ===============





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PRESS RELEASE
Elcor Corporation
August 14, 2002
Page 9

FINANCIAL INFORMATION BY COMPANY SEGMENTS
($ in thousands)


                                                          Unaudited                      Unaudited
                                                      Three Months Ended             Twelve Months Ended
                                                           June 30,                       June 30,
                                                     2002            2001           2002             2001
                                                 ------------    ------------    ------------    ------------

SALES
      Building Products                          $    120,140    $     98,575    $    459,673    $    335,971

        Electronics Manufacturing Services                              5,972                          29,528
        Industrial Products                                             3,856                          13,561
                                                 ------------    ------------    ------------    ------------
     Other, Technologies                               10,864           9,828          46,853          43,089

      Corporate & Eliminations                              0               7               0              96
                                                 ------------    ------------    ------------    ------------
                                                 $    131,004    $    108,410    $    506,526    $    379,156
                                                 ============    ============    ============    ============

OPERATING PROFIT (LOSS)
      Building Products                          $     14,594    $      7,269    $     53,325    $     25,539
        Electronics Manufacturing Services                               (780)                          1,392
        Industrial Products                                               384                            (735)
                                                 ------------    ------------    ------------    ------------
     Other, Technologies                                  358            (396)         (4,354)            657

      Corporate & Eliminations                         (2,936)         (2,514)        (12,113)         (8,842)
                                                 ------------    ------------    ------------    ------------
                                                 $     12,016    $      4,359    $     36,858    $     17,354
                                                 ============    ============    ============    ============

PRESS RELEASE
Elcor Corporation
August 14, 2002
Page 10

CONDENSED BALANCE SHEET
(Unaudited, $ in thousands)


                                                                                           June 30,
ASSETS                                                                            2002                       2001
                                                                          ------------------         -----------------


Cash and cash equivalents                                                   $        12,436            $          128
Receivables, net                                                                     94,764                    73,660
Inventories                                                                          46,910                    51,016
Deferred income taxes                                                                 3,615                     3,977
Prepaid expenses and other                                                            9,474                     8,487
                                                                          ------------------         -----------------

      Total Current Assets                                                          167,199                   137,268

Property, plant and equipment, net                                                  206,479                   220,036
Other assets                                                                          5,638                     2,744
                                                                          ------------------         -----------------

      Total Assets                                                          $       379,316            $      360,048
                                                                          ==================         =================




                                                                                             June 30,
LIABILITIES AND SHAREHOLDERS' EQUITY                                              2002                       2001
                                                                          ------------------         -----------------

Accounts payable and accrued liabilities                                    $        46,177            $       48,034
Current maturities on long-term debt                                                      0                         0
                                                                          ------------------         -----------------

      Total Current Liabilities                                                      46,177                    48,034

Long-term debt, net                                                                 119,718                   123,300
Deferred income taxes                                                                33,545                    26,612
Shareholders' equity                                                                179,876                   162,102
                                                                          ------------------         -----------------

      Total Liabilities and Shareholders' Equity                            $       379,316            $      360,048
                                                                          ==================         =================

PRESS RELEASE
Elcor Corporation
August 14, 2002
Page 11

CONDENSED STATEMENT OF CASH FLOWS
(Unaudited, $ in thousands)


                                                                        Fiscal Year Ended
                                                                            June 30,
                                                                      2002            2001
                                                                  ------------    ------------

CASH FLOWS FROM:
OPERATING ACTIVITIES
Net income                                                        $     19,015    $      8,762
Adjustments to net income
       Depreciation and amortization, including $3,360 of               21,331          13,697
            impairment in 2002
       Deferred income taxes                                             7,295           4,374
       Changes in assets and liabilities:
           Trade receivables                                           (21,104)         (1,948)
           Inventories                                                   4,106         (10,051)
           Prepaid expenses and other                                     (987)         (4,175)
           Accounts payable and accrued liabilities                     (1,857)           (253)
                                                                  ------------    ------------

Net cash from operations                                                27,799          10,406
                                                                  ------------    ------------

INVESTING ACTIVITIES
       Additions to property, plant and equipment                      (11,378)        (38,543)
       Other, net                                                          741             127
                                                                  ------------    ------------

Net cash from investing activities                                     (10,637)        (38,416)
                                                                  ------------    ------------

FINANCING ACTIVITIES
       Long-term  borrowings (repayments), net                          (3,582)         32,000
       Dividends on common stock                                        (3,873)         (3,851)
       Treasury stock transactions and other, net                        2,601          (4,713)
                                                                  ------------    ------------

Net cash from financing activities                                      (4,854)         23,436
                                                                  ------------    ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    12,308          (4,574)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                             128           4,702
                                                                  ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                        $     12,436    $        128
                                                                  ============    ============